Joint Filing Agreement

In accordance with Rule 13d-1 (k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Common Stock of HMG Courtland Properties, Inc. and further agree that his joint filing agreement be included as an exhibit to this Schedule 13G.  In evidence thereof, the undersigned hereby execute this Agreement as of January 25, 2013.

Comprehensive Financial Planning, Inc.

By /s/ Raymond L. Howe

Raymond L. Howe, President

Raymond L. Howe, Individually

/s/ Raymond L. Howe